UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
`
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AMERISERV FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT
AMERISERV FINANCIAL, INC.
P.O. BOX 430
JOHNSTOWN, PENNSYLVANIA 15907-0430
To Be Held April 22, 2008
Mailed to Security Holders March 17, 2008

AmeriServ Financial, Inc.
216 Franklin Street, P. O. Box 430
Johnstown, Pennsylvania 15907-0430
814-533-5158
March 17, 2008
Dear Fellow Shareholder:
     AmeriServ Financial, Inc.’s annual meeting of shareholders will be held on Tuesday, April 22, 2008, at 1:30 p.m., Eastern Time, at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901-2996.
     The matters to be acted upon at the meeting are:
(a)	the election of six Class I directors; and

(b)	such other matters as may properly come before the AmeriServ Financial, Inc. annual meeting or any adjournment thereof.
     Please review the enclosed material and sign, date and return the proxy card or, if you prefer, vote by telephone or Internet by following the instructions on the proxy card. Regardless of whether you plan to attend the annual meeting in person, please vote now so that the matters coming before the meeting may be acted upon.
     I look forward to seeing you at the annual meeting.
Respectfully yours,
Allan R. Dennison
President & Chief Executive Officer

AmeriServ Financial, Inc.
P. O. Box 430
Johnstown, Pennsylvania 15907-0430
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 17, 2008
To The Shareholders:
     NOTICE IS HEREBY GIVEN that, pursuant to the call of its directors, the annual meeting of shareholders of AmeriServ Financial, Inc. will be held at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901-2996, on Tuesday April 22, 2008, at 1:30 p.m., Eastern Time, for the purpose of considering and voting on the following matters:
1.	Election of six Class I directors for a term of three years from the date of election and until their successors shall have been elected and qualified (Matter No. 1); and

2.	Such other business as may properly come before the meeting or any adjournment thereof.
     Only those shareholders of record at the close of business on March 3, 2008, shall be entitled to notice of and to vote at the meeting. A proxy statement, a proxy card and a self-addressed postage prepaid envelope are enclosed. Please complete, sign and date the proxy card and return it promptly in the envelope provided or, if you prefer, vote by telephone or Internet by following the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote in person.
     This notice, the accompanying proxy statement and form of proxy are sent to you by order of the board of directors.
Sharon M. Callihan,
Corporate Secretary
Johnstown, Pennsylvania
March 17, 2008

AMERISERV FINANCIAL, INC.
P.O. Box 430
Johnstown, Pennsylvania 15907-0430
PROXY STATEMENT
GENERAL
Introduction
     The board of directors of AmeriServ Financial, Inc. is soliciting proxies for use at our annual meeting of shareholders to be held on April 22, 2008, at 1:30 p.m., Eastern Time, at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901-2296. This proxy statement and enclosed proxy card are being mailed to shareholders on or about March 17, 2008. Our annual report for the year ended December 31, 2007, accompanies this proxy statement. The report should not be regarded as proxy solicitation material. AmeriServ Financial, Inc. (which is sometimes referred to as “ASRV,” “the company,” “we,” “us” or “our”) is the holding company for AmeriServ Financial Bank doing business as AmeriServ Financial (the “Bank”) and AmeriServ Trust & Financial Services Company.
Solicitation of Proxies
     We will bear the cost of soliciting proxies. In addition to the use of the mail, some of our directors and officers may solicit proxies, without additional compensation, in person, by telephone, telegram, or otherwise. We may make arrangements with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held by them of record, and we may reimburse them for reasonable expenses they incur.
Voting Securities
     As of the close of business on the record date, March 3, 2008, there were outstanding 21,904,609 shares of common stock, par value $2.50 per share, the only class of our capital stock of ASRV outstanding. Holders of record of our common stock as of the close of business on the record date are entitled to notice of and to vote at the annual meeting. Except with respect to the election of directors, each shareholder is entitled to one vote for each share held. Holders of our common stock are entitled to cumulate their vote in the election of directors.
     If you participate in our Dividend Reinvestment and Common Stock Purchase Plan, the proxy card included with this proxy statement represents the number of shares registered in your name and the number of shares, including fractional shares, credited to your Dividend Reinvestment and Common Stock Purchase Plan account.
     If you appropriately mark, sign and return the enclosed proxy card in time to be voted at the annual meeting, or if you vote by telephone or Internet in accordance with the instructions on the proxy card, the shares represented by the proxy will be voted in accordance with your instructions. Signed proxies not marked to the contrary will be voted “FOR” the election of the nominees for ASRV’s board of directors.
Right of Revocation
     You may revoke your proxy at any time before it has been exercised by filing with the Corporate Secretary of ASRV an instrument of revocation or a duly executed proxy bearing a later date. If you attend the annual meeting, you may also revoke a previously granted proxy by voting in person at the meeting.
Quorum
     Under our bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the annual meeting.
Principal Shareholders
     The following table sets forth information regarding persons or entities that we believe own of record or beneficially, as of March 3, 2008, five percent or more of the outstanding shares of our common stock.

	Amount of	Percent of
Name and Address	Beneficial	Common
of Beneficial Owner	Ownership	Stock
Dimensional Fund Advisors Inc. (1)	1,620,793	7.36%
1299 Ocean Avenue — 11th Floor Santa Monica, California 90401

Financial Stocks Capital Partners III L.P. (2)	2,180,000	9.90%
441 Vine Street, Suite 5070 Cincinnati, Ohio 45202

Wellington Management Company, LLP (3)	1,498,200	6.80%
75 State Street Boston, Massachusetts 02109

(1)	Dimensional Fund Advisors Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trust and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over 1,620,793 shares of our common stock as of March 3, 2008. The Funds own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(2)	Financial Stocks Capital Partners III L.P. is a private equity partnership. The general partner is an affiliate of Financial Stocks, Inc., a registered investment advisor.

(3)	Wellington Management Company, LLP is a private partnership, which focuses exclusively on the business of investment management.
MATTER NO. 1
ELECTION OF ASRV DIRECTORS
General
     Under our Articles of Incorporation, the total number of directors may be determined by either a resolution adopted by a majority vote of the directors then in office or by a resolution adopted by the shareholders at a meeting. The number of directors for 2008 has been set by the board at 16. The board has determined that all directors are independent, pursuant to the listing standards of The NASDAQ Global Market (“NASDAQ”), except Allan R. Dennison, the current President and CEO of the Company, who is disqualified by reason of his current employment relationship with ASRV.
     Our board of directors, as provided in our Articles of Incorporation, is divided into three classes, each being as nearly equal in number as possible. The directors in each class serve a term of three years each and until their successors are elected and have qualified. Under our bylaws, a person who is elected to fill a vacancy on the board of directors will serve as a director for the remaining term of office of the class to which he or she was elected.
Nominees and Continuing Directors
     The board of directors has fixed the number of directors in Class I at six and has nominated Allan R. Dennison, James M. Edwards, Sr., Very Rev. Christian R. Oravec, Howard M. Picking, III, Sara A. Sargent and Robert L. Wise for election as Class I directors, each of whom will serve a three year term which will expire at the 2011 annual meeting of shareholders and until his successor is duly elected and has qualified. Directors Dennison, Edwards, Oravec, Picking, Sargent and Wise were elected by the shareholders at the 2005 annual meeting. The remaining directors will continue to serve in accordance with their previous election, with the terms of the Class II and Class III directors expiring in 2009 and 2010, respectively.
     Our bylaws permit nominations for election to the board of directors to be made by the board of directors or by any shareholder entitled to vote for the election of directors. All nominations for director to be made at the annual meeting by shareholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the President of ASRV not less than 90 days nor more than 120 days prior to the annual meeting. Such notice must contain the following information:
•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the total number of shares of capital stock of ASRV that will be voted;

•	the total number of shares of capital stock of ASRV that will be voted for each proposed nominee;

•	the name and residence address of the notifying shareholder; and

•	the number of shares of capital stock of ASRV owned by the notifying shareholder.
     We have not received any notice of nomination for election as a director in connection with this year’s annual meeting. Any nomination that does not comply with the procedures required by the bylaws and any vote cast at the annual meeting for any candidate not duly nominated will be disregarded.
     With respect to the election of directors, each shareholder has the right to vote, for each share of our common stock held by the shareholder, such number of votes as shall be equal to the number of directors to be elected and the shareholder may cast the whole number of votes for one nominee or distribute them among two or more nominees. If a signed proxy contains no direction regarding the distribution of votes, the proxies will have authority to cumulate votes in their discretion, except to the extent that a shareholder withholds such authority on the form of proxy. The six persons receiving the highest number of votes cast at the annual meeting will be elected as Class I directors. Abstentions and broker non-votes will not constitute or be counted as “votes” cast for purposes of the annual meeting, but will be counted for purposes of determining the presence of a quorum.
     Except as noted above, shares represented by proxies will be voted for the nominees listed, each of whom is now a director of ASRV and each of whom has expressed his or her willingness to serve, or for any substitute nominee or nominees designated by our board of directors in the event any nominee or nominees become unavailable for election. We have no reason to believe that any of the nominees will not serve if elected.
     The following tables set forth as to each of the nominees for election as a Class I director and as to each of the continuing Class II and Class III directors, his or her age, principal occupation and business experience, the period during which he or she has served as a director of ASRV, or an affiliate or predecessor, and other business relationships. There are no family relationships between any of the listed persons.

Nominees for Election as
Class I Directors — Term Expires in 2011

			Directorship in Other
		Director	Reporting
Name and Principal Occupation (1)	Age	Since (2)	Companies
Allan R. Dennison	61	2005	None
President & Chief Executive Officer, ASRV
James M. Edwards, Sr.	68	1984	None
Retired President & Chief Executive Officer, WJAC, Incorporated
Very Rev. Christian R. Oravec	70	1990	None
Minister Provincial of the Franciscan Friars
Howard M. Picking, III	70	1970	None
Chairman, The Picking Company; Retired Chairman & CEO, Miller-Picking Corporation
Sara A. Sargent	60	1996	None
Owner/President, The Sargent’s Group
Robert L. Wise	64	1986	None
Retired President, Pennsylvania Electric Company, GPU Genco, Inc., GPU International, Inc. and GPU Energy, Inc.
     The board recommends that you cast your votes FOR the election of the above-named nominees to serve as Class I Directors.
Continuing Class II Directors — Term Expires in 2009

			Directorship in Other
		Director	Reporting
Name and Principal Occupation (1)	Age	Since (2)	Companies
J. Michael Adams, Jr.	46	2000	None
Attorney-at-Law, Adams & Foley, LLC
Edward J. Cernic, Sr.	75	1998	None
President & CEO, Cernic Enterprises, Inc.
Margaret A. O’Malley	48	1997	None
Attorney-at-Law, Yost & O’Malley
Mark E. Pasquerilla	48	1997	Pennsylvania Real
President, Pasquerilla Enterprises, L.P.			Estate Investment
			Trust
Thomas C. Slater	65	1980	None
Owner, President & Director, Slater Laboratories, Inc.

Continuing Class III Directors — Term Expires in 2010

			Directorship in Other
		Director	Reporting
Name and Principal Occupation (1)	Age	Since (2)	Companies
Daniel R. DeVos	65	1991	None
President & CEO, Concurrent Technologies Corporation
James C. Dewar	70	1974	None
President & CEO, Geo. C. Dewar, Inc.;
Retired President & CEO, Dewar’s Car World
Bruce E. Duke, III, M.D.	64	1987	None
President, Valley Surgeons, Inc.
Craig G. Ford	78	2003	None
Non-executive Chairman, AmeriServ Financial, Inc.
Kim W. Kunkle	53	1984	None
President & CEO, Laurel Holdings, Inc.

(1)	All directors and nominees have held the positions indicated or another senior executive position with the same entity or one of its affiliates or predecessors for the past five years, except Directors Adams, Dennison, Ford, Oravec and Pasquerilla. Director Adams was a partner at Cipriani & Werner from 2002 to 2004. Director Pasquerilla was formerly Chairman, President and CEO of Crown American Realty Trust, which was purchased by Pennsylvania Real Estate Investment Trust. Prior to becoming President and CEO of ASRV in February 2004, Director Dennison served as President and CEO of Swineford National Bank from 2001 to 2004, and prior to that, he was Senior Vice President of Huntington National Bank. Until July 2004, Director Oravec was the President of St. Francis University, an educational institution with approximately 2,000 students and 400 employees. Prior to assuming the position of Chairman, Director Ford acted as an independent consultant to various banking institutions and continues to act in such capacity. Director Ford also served as the Chief Executive Officer from December 2002 until March 2004

(2)	Reflects the earlier of the first year as a director of ASRV, the Bank, or Johnstown Savings Bank.

Security Ownership of Management
     The following table sets forth information concerning the number of shares of our common stock beneficially owned, as of March 3, 2008, by each present director, nominee for director, and each executive officer named in the Summary Compensation Table appearing below.

	Amount and Nature
	of Beneficial	Percent
Name of Beneficial Owner (1)	Ownership (2)	of Class
J. Michael Adams, Jr. (3)	73,017	*
Edward J. Cernic, Sr.	95,111	*
Allan R. Dennison	84,194	*
Daniel R. DeVos	11,785	*
James C. Dewar	105,716	*
Bruce E. Duke, III, M.D.	42,880	*
James M. Edwards, Sr.	40,767	*
Craig G. Ford	16,760	*
Dan L. Hummel	28,156	*
Kim W. Kunkle (4)	49,367	*
Gary M. McKeown	20,981	*
Margaret A. O’Malley (5)	251,801	1.14%
Very Rev. Christian R. Oravec	10,160	*
Mark E. Pasquerilla (6)	410,694	1.86%
Howard M. Picking, III (7)	64,192	*
Sara A. Sargent	135,989	*
Thomas C. Slater	44,292	*
Jeffrey A. Stopko	33,001	*
Ronald W. Virag	24,379	*
Robert L. Wise	56,101	*

Officers, Directors and Nominees for Director as a Group (20 persons)	1,599,343	7.26%

*	Less than 1%

(1)	Except as noted below, each of the identified beneficial owners, including the officers, directors and nominees for director, has sole investment and voting power as to all the shares beneficially owned with the exception of those held jointly by certain officers, directors and nominees for director with their spouses or directly by their spouses or other relatives.

(2)	Includes shares of our common stock that may be acquired within sixty (60) days of the Record Date upon the exercise of presently exercisable stock options that were granted under the 1991 Stock Option Plan and the 2001 Stock Incentive Plan as follows: 60,000, 12,900, 15,000, 15,900, 19,100, and 122,900 held by Messrs. Dennison, Hummel, McKeown, Stopko, Virag and the group, respectively.

(3)	Total number of shares includes J. Michael Adams, Jr. as voting trustee of 23,897 shares of our common stock held by Jerome M. Adams and Elizabeth Adams under a Voting Trust Agreement dated January 31, 2002.

(4)	Includes 19,203 shares held by Laurel Management Retirement Plan, of which Mr. Kunkle is a trustee and 3,000 shares held by Laurel Holdings, Inc., of which Mr. Kunkle is an officer. With respect to each, Mr. Kunkle has voting and investment power.

(5)	Total number of shares includes Margaret A. O’Malley as voting trustee of 105,248 shares of our common stock held by James F. O’Malley and Jean O’Malley under a Voting Trust Agreement dated March 3, 1997.

(6)	Includes 287,150 shares of our common stock held by Crown American Enterprises, Inc., of which Mark E. Pasquerilla is an officer, and 110,500 shares held by the Marenrico Partnership, of which Mr. Pasquerilla is one of the partners.

(7)	Includes 366 shares owned by The Picking Company of which Mr. Picking is Chairman.
Section 16(a) Beneficial Ownership Reporting Compliance
     Based solely upon our review of the Forms 3 and Forms 4 filed by the beneficial owners of our common stock, we believe all reports required by Section 16(a) of the Exchange Act were filed on time.
Board and Committees
     The board of directors has various standing committees, including an audit committee, an executive committee, an investment/ALCO committee, a management compensation committee, and a nominating committee. Directors are expected to attend meetings of the board, meetings of the committees on which they serve and the ASRV annual meeting. During 2007, the board of directors held 13 meetings, the audit committee held 10 meetings, the executive committee held no meetings, the investment/ALCO committee held 5 meetings, the management compensation committee held 3 meetings, and the nominating committee held 2 meetings. Each director attended at least 75% of the combined total of meetings of the board of directors and of each committee of which he/she was a member. Each director attended ASRV’s 2007 annual meeting except for Mark E. Pasquerilla. There were 2 executive sessions of the board of directors excluding management.
     The executive committee serves as a resource for management to seek guidance on issues between regularly scheduled meetings or with respect to matters that generally do not warrant calling a special board meeting. In addition, from time to time the executive committee is asked to study strategic issues in greater depth than may be practical for the board as a whole. The executive committee is comprised of Directors Pasquerilla (Chair), O’Malley (Vice Chair), Adams, Cernic, Dewar, Ford, Kunkle, Picking and Sargent.
     The audit committee is comprised of Directors Dewar (Chair), O’Malley (Vice Chair), Adams, DeVos, Duke, Ford, Oravec, Picking, Sargent and Wise, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing requirements. Mr. Ford became independent three years after the date of his resignation as an employee, which occurred on March 31, 2004. Accordingly, the board of directors appointed Mr. Ford to the audit committee effective as of April 1, 2007. Mr. Ford was also designated as the audit committee financial expert, and meets the qualifications to serve as such under the NASDAQ listing standards.
     The audit committee operates under a written charter and is responsible for the appointment, compensation, oversight, and termination of our independent auditors. The committee is required to pre-approve audit and certain non-audit services performed by the independent auditors. The committee also assists the board in providing oversight over the integrity of our financial statements, compliance with applicable legal and regulatory requirements and the performance of our internal audit function. The committee also is responsible for, among other things, reporting to our board on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Importantly, from a corporate governance perspective, the audit committee regularly evaluates the independent auditors’ independence from ASRV and its management, including approving consulting and other legally permitted, non-audit services provided by our auditors and the potential impact of the services on the auditors’ independence. The committee meets periodically with our independent auditors and our internal auditors outside of the presence of management, and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The committee reviews and discusses with management earnings releases, including the use of pro forma information (if applicable). The committee also discusses with management and the independent auditors the effect of accounting initiatives. The committee also is responsible for receiving and retaining complaints and concerns relating to accounting and auditing matters.
     The nominating committee is comprised of Directors O’Malley (Chair), Cernic (Vice Chair), Adams, DeVos, Kunkle, Pasquerilla, Picking, Sargent and Slater, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards. The nominating committee operates under a written charter and is responsible for nominating individuals to stand for election as directors at the annual meeting of shareholders, assisting the board in the event of any vacancy on the board by identifying individuals qualified to become board members, recommending to the board qualified individuals to fill such vacancy, and recommending to the board, on an annual basis, nominees for each board committee. The committee has the responsibility to develop and recommend criteria for the selection of director nominees to the board, including, but not limited to diversity, age, skills, experience, and time availability (including consideration of the number of other boards on which the proposed director sits) in the context of the needs of the board and ASRV and such other criteria as the committee determines to be relevant at the time. The committee has the power to apply these criteria in connection with the identification of individuals to be board members, as well as to apply the standards for independence imposed by our listing agreement with NASDAQ and all applicable federal laws in connection with this identification process. The nominating committee considers potential candidates recommended by its members, management and others, including shareholders. In considering candidates recommended by shareholders, the committee will apply the same criteria it applies in connection with candidates recommended by the nominating committee. Shareholders may propose candidates to the nominating committee by delivering a notice to the nominating committee that contains the information required by Section 1.3 of our bylaws. In addition, shareholders may nominate persons directly for election as directors in accordance with the procedures set forth in Section 1.3 of our bylaws. A notice of any such nomination must contain all required information and must be mailed or delivered to our President not less than 90 days or more than 120 days prior to the annual meeting. The nominating committee did not pay any fee to any third party to search for, identify and/or evaluate the 2008 nominees for directors.
     The investment/ALCO committee is comprised of Directors Slater (Chair), Kunkle (Vice Chair), Dennison, Dewar, Edwards, Ford, Oravec, Pasquerilla, and Picking, and Chief Financial Officer Stopko. This committee is responsible for overseeing our investment policy and monitoring interest rate, liquidity and market risk.
     The management compensation committee is comprised of Directors O’Malley (Chair), Pasquerilla (Vice Chair), Adams, Cernic, DeVos, Dewar, Picking, Sargent and Slater, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards. The management compensation committee is responsible for reviewing and making recommendations regarding executive compensation and board compensation. The committee’s processes and procedures for determining executive compensation are described below under “Compensation Discussion and Analysis.” The committee has the authority to establish the compensation of the principal executive officer and other key executives. The principal executive officer provides input regarding compensation for executive officers other than himself.
     The committee’s procedure for determining director compensation is to benchmark director compensation against compensation paid by peer financial institutions in our market area. The committee also encourages stock ownership by directors by paying the annual retainer amount in our common stock and by facilitating the use of monthly board fees to purchase of additional shares of our common stock.
     The committee’s charter does not permit the committee to delegate its authority. The committee did not retain any compensation consultants with respect to establishing executive or director compensation for 2007.
Compensation Committee Interlocks And Insider Participation
     Directors O’Malley (Chair), Pasquerilla (Vice Chair), Adams, Cernic, DeVos, Dewar, Picking, Sargent and Slater. Each member is excluded from participation in any plan administered by the management compensation committee while serving as a member, except for participation in the Independent Directors’ Annual Retainer Plan (the committee’s administration of which is limited to coordinating the payment of a predetermined retainer) and the ASRV 2001 Stock Incentive Plan, which was previously approved by shareholders on April 24, 2001.
     None of our executive officers serves as a member of the board of directors or on the compensation committee of any entity that has one or more executive officers serving on our board of directors or management compensation committee.
Compensation Discussion and Analysis
     Introduction. The management compensation committee administers our executive compensation program. The committee, which is composed entirely of independent directors, operates under a written charter and is responsible for reviewing and determining executive officer compensation, for evaluating the President and Chief Executive Officer, for overseeing the evaluation of all other officers and employees, for administering our incentive compensation programs (including the stock option plan), for approving and overseeing the administration of our employee benefits programs, for providing insight and guidance to management with respect to employee compensation generally, and for reviewing and making recommendations to the board with respect to director compensation. The President and Chief Executive Officer participates with respect to decisions concerning other executive officers of ASRV.
     The management compensation committee operates under a charter adopted by the board of directors. The management compensation committee annually reviews the adequacy of its charter and recommends changes to the board for approval. The management compensation committee meets at scheduled times during the year and also acts upon occasion by written consent. The chair of the committee reports on committee activities and makes committee recommendations at meetings of the board of directors.
     Compensation Philosophy. Our executive compensation programs seek to achieve and maintain equity with respect to balancing the interests of shareholders and executive officers, while supporting our need to attract and retain competent executive management. Toward this end, the management compensation committee has developed an executive compensation policy, along with supporting executive compensation plans and programs, which are intended to attain the following objectives:
•	Emphasize the enhancement of shareholder value;

•	Support the acquisition and retention of competent executives;

•	Deliver the total executive compensation package in a cost-effective manner;

•	Reinforce key business objectives;

•	Provide competitive compensation opportunities for competitive results;

•	Encourage management ownership of our common stock; and

•	Comply with applicable regulations.
     The committee collects and analyzes comparative executive compensation information from relevant peer groups, approves executive salary adjustments, recommends executive discretionary incentive/bonus plans, and administers the ASRV 2001 Stock Incentive Plan. Additionally, from time to time, the committee reviews other human resource issues, including qualified and non-qualified benefits, management performance appraisals, and succession planning.
     The committee uses comparisons of competitive executive pay practices taken from banking industry compensation surveys and, from time-to-time, consultation with independent executive compensation advisors. Peer groups and competitive compensation practices are determined using executive compensation packages at bank holding companies and subsidiaries of comparable size to ASRV and its subsidiaries. However, the committee does not maintain a specific target percentile with respect to this peer group in determining executive compensation levels. Some national information is used for comparative compensation survey data, but most of the data is taken from a peer group of small-cap bank holding companies in the Northeast. The peer group is periodically revised, and for 2007 compensation decisions the group consisted of the following companies: Omega Financial Corporation, VIST Financial Corporation, Republic First Bancorp, Inc., ACNB Corporation, Abington Bancorp, Inc., First Chester County Corporation, Bryn Mawr Bank Corp., and Orrstown Financial Services, Inc.
     Our executive compensation policy is designed to encourage decisions and actions that have a positive impact on the overall corporate performance. For that reason, participation is focused on executive officers who have the greatest opportunity to influence the achievement of strategic corporate objectives.
     ASRV utilizes two components of the executive compensation program to establish and maintain the desired relationship between executive pay and performance.
     The first component, the formal performance appraisal system, relates to annual salary adjustments. Quantitative and qualitative performance factors are established for each executive position and the performance of the incumbent executive is evaluated annually against these standards. This appraisal is then integrated with market-based adjustments to salary ranges to determine if a base salary increase is merited.
     The second component of ensuring the desired relationship between executive pay and performance relates to the committee’s role in administering the 2001 Stock Incentive Plan and recommending executive discretionary cash incentive/bonus awards. Cash and equity at-risk compensation awards are recommended by the committee to the board of directors when, in the judgment of committee members, such awards are justified by the performance of executive officers in relation to the performance of ASRV.
     The accounting and tax treatment of particular forms of compensation do not materially affect the committee’s compensation decisions. However, the committee evaluates the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to its compensation policies where appropriate.
     Components of Compensation. The elements of total compensation paid by ASRV to its senior officers, including the President and Chief Executive Officer (the “CEO”) and the other executive officers identified in the Summary Compensation Table that appears following this Compensation Discussion and Analysis (the CEO and the other executive officers identified in that Table are sometimes referred to collectively as the “Named Executive Officers”), include the following:
•	Base salary;

•	Awards under our cash-based incentive compensation program;

•	Awards under our 2001 Stock Incentive Plan;

•	Benefits under our Pension Plan; and

•	Benefits under our health and welfare benefits plans.
1.	Base Salary. The base salaries of the Named Executive Officers are reviewed by the Committee annually as well as at the time of any promotion or significant change in job responsibilities. The committee reviews peer group data to establish a market-competitive executive base salary program, combined with a formal performance appraisal system that focuses on awards that are integrated with strategic corporate objectives. Salary income for each Named Executive Officer for calendar years 2006 and 2007 is reported in Column 1 of the Summary Compensation Table, which appears following this Compensation Discussion and Analysis.

2.	Incentive Cash Compensation. ASRV has an established, written short-term incentive compensation plan that provides for cash awards and the 2001 Stock Incentive Plan that provides for the grant of stock options and restricted stock awards. The cash-based plan is designed to generally reward achievement of short-term performance goals.

3.	Incentive Stock Compensation. We use the grant of stock options and stock awards under our 2001 Stock Incentive Plan as the primary vehicle for providing long-term incentive compensation opportunities to our senior officers, including the Named Executive Officers. The Plan was adopted by the shareholders in 2001 and provides for the grant of qualified and non-qualified stock options to purchase shares of our common stock at a per share exercise price which is not less than 100% of the fair market value of such shares on the date that the option is granted. Accordingly, options granted under the Plan have no value unless the market price of the company’s common stock increases after the date of grant. The plan also provides for the grant of restricted stock awards. The stock incentive plan is designed to provide at-risk (incentive) compensation that aligns management’s financial interests with those of our shareholders, encourages management ownership of our common stock, supports the achievement of corporate short and long-term financial objectives, and provides competitive equity reward opportunities. We have not adopted any specific policy regarding the amount or timing of any stock-based compensation under the plan. No stock options were exercised and no stock awards of any kind vested in 2007. Furthermore, no options were granted to any of the Named Executive Officer in 2007. Information concerning the number of options held by each Named Executive Officer as of December 31, 2007, is set forth in the Outstanding Equity Awards at Fiscal Year-End Table, which appear below.

4.	Pension Plan. ASRV maintains a defined benefit pension plan for the benefit of its employees, including our senior officers. Benefits under the plan are based upon an employee’s years of service and highest average compensation for a five year period. The 2007 increase in the actuarial present value of each Named Executive Officer’s accumulated benefit under the plan is set forth in Column (g) of the Summary Compensation Table which appears below and the actuarial present value of each Named Executive Officer’s accumulated benefit under the Plan and the aggregate number of years of service credited to each Named Executive Officer is set forth in the Pension Benefits Table which appears below. The Committee believes that this plan is designed to promote employee and executive officer retention and to allow ASRV to maintain a competitive position and attract talented officers and employees.

5.	Health and Welfare Benefits. ASRV provides healthcare, life and disability insurance and other employee benefits programs to its employees, including its senior officers. The committee is responsible for overseeing the administration of these programs and believes that its employee benefits programs should be comparable to those maintained by other members of the relevant peer groups so as to assure that ASRV is able to maintain a competitive position in terms of attracting and retaining officers and other employees. Our employee benefits plans are provided on a non-discriminatory basis to all employees.
     2007 Executive Officer Compensation. For 2007, Named Executive Officers received salaries that were intended to maintain their compensation at a competitive level. In 2007, no adjustments in base salary were extended to the Named Executive Officers, based upon each Named Executive Officer’s annual performance review, an annual review of peer compensation, and the overall performance of the company. Additionally, when the Chief Executive Officer, Mr. Dennison, joined the company in 2004, he agreed that he would receive no salary adjustment until calendar year 2008 under the terms of his employment agreement.
     ASRV has paid country club dues and provided a car allowance for some of the Named Executive Officers, as shown in the Summary Compensation Table, because it believes that use of such facilities by the Named Executive Officers in the course of their employment (e.g., to visit or entertain ASRV’s customers and potential customers) is in ASRV’s interest and will further its business purposes. The Named Executive Officers are allowed to make personal use of country clubs and cars, which ASRV believes to be appropriate additional compensation in light of competitive standards and the performance of the Named Executive Officers.
     As part of its compensation program ASRV has entered into agreements with Messrs. Dennison, Hummel, Stopko and Virag pursuant to which they will be entitled to receive severance benefits upon the occurrence of certain enumerated events following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. See “Employment Contracts and Payments Upon Termination or Change in Control” below for a more detailed description of these events. ASRV believes that this structure will help: (i) assure the executives’ full attention and dedication to the company, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the executives’ objectivity for shareholders’ interests, (iii) assure the executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key talent during uncertain times.
     Restatement of Financial Statements. The committee is of the view that, to the extent permitted by law, it has authority to retroactively adjust any cash or equity-based incentive award paid to any senior officer (including any Named Executive Officer) where the award was based upon the achievement by ASRV of specified financial goals and it is subsequently determined following a restatement of our financial statements that the specified goals were not in fact achieved. There have been no retroactive adjustments of any cash or equity-based incentive award on such a basis.
Compensation Committee Report
     The management compensation committee has reviewed and discussed with management the compensation discussion and analysis set forth above. Based on such review and discussions, the management compensation committee has recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2007, filed by us with the Securities and Exchange Commission.
Margaret A. O’Malley, Chair
Mark E. Pasquerilla, Vice Chair
J. Michael Adams, Jr.
Edward J. Cernic, Sr.
Daniel R. DeVos
James C. Dewar
Howard M. Picking, III
Sara A. Sargent
Thomas C. Slater
Compensation Paid to Executive Officers
     The following table sets forth information for the years ended December 31, 2006 and December 31, 2007 concerning the compensation for services in all capacities to ASRV and its subsidiaries of our principal executive officer and our principal financial officer, as well as our other three most highly compensated executive officers (or executive officers of our subsidiaries). We refer to these individuals throughout this proxy statement as the “Named Executive Officers”.

SUMMARY COMPENSATION TABLE

							Changes in
							Pension Value
							and
						Non-Equity	Nonqualified
Name, Age and						Incentive	Deferred	All other
Principal		Salary		Stock	Option	Plan	Compensation	Compensation
Position	Year	($)	Bonus ($)	Awards	Awards	Compensation	Earnings ($)	(1)	Total
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Allan R. Dennison,	2007	300,000	0	0	0	0	58,835	12,697	371,532
61, President and	2006	300,000	25,000	25,000	0	0	51,808	21,255	423,063
CEO of ASRV and AmeriServ Financial Bank

Ronald W. Virag,	2007	151,375	3,219 (2)	0	0	0	71,195	10,704	236,493
62, President and	2006	145,969		3,748	0	0	55,344	9,867	219,020
CEO of AmeriServ			4,092
Trust and Financial Services Company

Jeffrey A. Stopko,	2007	141,498	0	0	0	0	11,872	419	153,789
45 Senior Vice	2006	136,444	10,000	10,000	0	0	14,190	264	170,898
President and CFO of ASRV

Dan L. Hummel, 55	2007	123,600	0	0	0	0	30,871	10,717	165,188
Senior Vice	2006	120,900	3,752	3,748	0	0	31,277	9,893	169,570
President Retail Banking and Marketing of AmeriServ Financial Bank

Gary M. McKeown, 63	2007	123,600	0	0	0	0	45,364	16,617	185,581
Senior Vice	2006	120,900	5,004	4,996	0	0	39,293	11,463	181,656
President and Chief Lending Officer of AmeriServ Financial Bank

(1)	Includes (a) premiums we pay for life insurance policies with coverage limits above $50,000 for each of the Named Executive Officers; (b) country club dues for Messrs. Dennison, Hummel, McKeown and Virag; and (c) allowance for personal car use for Messrs. Dennison, Hummel, McKeown, and Virag.

(2) This amount represents the amount paid to Mr. Virag under the ASRV Trust and Financial Services Company Incentive Plan.
Grants of Plan-Based Awards Table
AmeriServ maintains both an incentive cash compensation plan, which is designed to reward the achievement of short-term performance goals and its 2001 Stock Incentive Plan, which is designed to provide long term incentive opportunities. There were no grants of plan-based awards during the year ended December 31, 2007.
Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information concerning outstanding equity awards held by each Named Executive Officer as of December 31, 2007. No stock awards are unvested.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards					Stock Awards
			Equity Incentive			Number	Market	Equity	Equity
			Plan			of	Value of	Incentive	Incentive
			Awards:			Shares	shares	Plan	Plan Awards:
		Number of	Number of			or Units	or Units	Awards:	Market or
	Number of	Securities	Securities			of Stock	of Stock	Number of	Payout
	Securities	Underlying	Underlying			That	that	Unearned	Value of
	Underlying	Unexercised	Unexercised	Option		Have	Have	Shares,	Unearned
	Unexercised Options	Options	Unearned	Exercise	Option	Not	Not	Units or	shares,
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Other	Units or
	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	Rights That	Other Rights
								Have Not	That Have
								Vested	Not Vested
Name								(#)	($)
Allan R. Dennison	60,000	0		6.10	2014	—	—	—	—
Ronald W. Virag	19,100	0		4.86	2010	—	—	—	—
Jeffrey A. Stopko	10,900	0		4.86	2010	—	—	—	—
	5,000	0		5.10	2012
Dan L. Hummel	12,900	0		4.86	2010	—		—	—
Gary M. McKeown	5,000	0		2.31	2012	—	—	—	—
	2,500	0		3.49	2013
	7,500	0		4.50	2013
Option Exercises and Stock Vested
     No stock options were exercised in 2007. Furthermore, no stock awards of any kind vested in 2007. As discussed in the Section below titled “Employment Contracts and Payments Upon Termination or Change in Control”, Mr. Dennison was granted an option to acquire 60,000 shares of our common stock at an exercise price of $6.10 per share, pursuant to his employment agreement that was effective February 10, 2004. The options vested at a rate of one-third per year beginning February 10, 2005. Although all of the options granted to Mr. Dennison pursuant to the agreement were vested as of February 10, 2007, these options remained unexercised as of December 31, 2007.
Pension Benefits
     The following table sets forth information concerning plans that provide for payments or other benefits at, following, or in connection with, retirement for each Named Executive Officer.
PENSION BENEFITS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2007

		Number of	Present Value
		Years of	of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit($)(1)	Fiscal Year ($)
Allan R. Dennison(2)	Defined Benefit Plan	4	193,864	0
Ronald W. Virag	Defined Benefit Plan	13	467,426	0
Jeffrey A. Stopko	Defined Benefit Plan	21	95,656	0
Dan L. Hummel	Defined Benefit Plan	14	178,061	0
Gary M. McKeown(3)	Defined Benefit Plan	5	176,388	0

(1)	The present value of accumulated benefits were calculated with the following assumptions. Retirement occurs at age 65. At that time, the participants take a lump sum based on the accrued benefit as of December 31, 2007. The lump sum is calculated using an interest rate of 6.00% and the 1994 Group Annuity Reserving Table as described in Revenue Ruling 2001-62. The lump sum is discounted to December 31, 2007 at a rate of 6.00% per year.

(2)	Mr. Dennison is not vested in the retirement plan until he reaches 5 years of service.

(3)	Mr. McKeown has 5 years of current credited service under the defined benefit plan and 18 years of total credited service under the defined benefit plan. Mr. McKeown was an employee of ASRV from July 8, 1986 to December 31, 1999. He was rehired as a Senior Vice President on October 1, 2002.
     Benefits described in the foregoing table relate to a qualified defined benefit retirement plan. Remuneration for pension benefit purposes is total cash remuneration paid to an employee for a calendar year, including base salary, wages, commissions, overtime, bonuses and any other form of extra cash compensation and any pre-tax contributions under a “qualified cash or deferred arrangement” (as defined in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations) or under a “cafeteria plan” (as defined in Section 125 of the Code and applicable regulations). (Effective for retirements on or after January 1, 1994, annual compensation for plan purposes could not exceed $150,000, plus any increases indexed to cost of living adjustments. Employees with compensation exceeding $150,000 in years before 1994 may have larger “preserved benefits.” Due to the Economic Growth and Tax Relief Reconciliation Act of 2001, the annual compensation limit increased to $200,000, plus any increases indexed to cost of living adjustments.) An employee’s benefit is determined on the basis of Final Average Compensation, which means the average annual compensation received by an employee in five consecutive years out of the last ten years before the employee’s termination of employment for which the average annual compensation is highest.
     Messrs Virag, Hummel and McKeown are eligible for early retirement as of December 31, 2007, because they are at least 55 and have 10 years of credited service. The lump sum early retirement benefit is calculated using an interest rate of 6.00% and the 1994 Group Annuity Reserving Table as described in Revenue Ruling 2001-62. The lump sum is discounted to December 31, 2007 at a rate of 6.00% per year. Assuming a December 31, 2007 retirement, the present value of accumulated plan benefits for Messrs. Virag, Hummel, and McKeown are $509,758, $206,771 and $192,524, respectively.
     Retirement benefits under the Plan are paid for the life of the employee with a right of survivorship with respect to ten years of post-retirement benefits. Other optional forms of benefits are available in actuarially equivalent amounts.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
     ASRV does not maintain a nonqualified defined contribution or other plan for Named Executive Officers.
Employment Contracts and Payments Upon Termination or Change in Control
     Mr. Dennison entered into an employment agreement with ASRV on January 16, 2004. The employment agreement provides for a five-year term, subject to the ability of either party to terminate the agreement upon 60 days’ notice. Under the agreement, Mr. Dennison is paid a base salary of $300,000 and he has agreed that this salary will not be adjusted for merit increases until calendar year 2008. In addition, Mr. Dennison received reimbursement for his moving expenses. Pursuant to the employment agreement, on February 10, 2004, Mr. Dennison was granted an option to acquire 60,000 shares of our common stock at an exercise price of $6.10 per share. This option vested in three equal annual installments beginning February 10, 2005. Mr. Dennison is eligible to participate in executive and other employee benefits offered by ASRV, including all retirement and welfare plans, subject to normal eligibility and vesting provisions.
     In the event of a change in control, Mr. Dennison’s employment contract calls for him to receive a benefit as if he continued in our pension plan for an additional three years after his termination. Since he would not be eligible to do so under the plan, he is to be paid an amount equal to what is forfeited.
     The amount that would be forfeited if the change in control took place as of December 31, 2007 is the difference between his benefit under the following two scenarios:
1.	Mr. Dennison voluntarily terminates as of December 31, 2007. Under this scenario, he is not vested in his pension benefit.
2.	Mr. Dennison is involuntarily terminated as of December 31, 2007, but for purposes of this calculation, it is assumed that he continues to participate in the pension plan until December 31, 2010 as if he were an active employee. Under this scenario, his benefit payable as of December 31, 2007 is $393,949.
     The difference is $393,949. These amounts were calculated based on the same assumptions used for lump sum payouts on December 31, 2007.
     During the initial three years of the employment agreement, if there was a change in control of ASRV and if Mr. Dennison was terminated or there was a reduction in title, responsibility, base salary or employee benefits, his participation in any bonus plan was eliminated or reduced or we assigned him duties inconsistent with his position or we otherwise breached the agreement, Mr. Dennison was entitled to be paid an amount equal to 2.99 times the average calendar year salary and bonus he was paid during his employment in 36 equal monthly installments. After February 10, 2007, the amount he was entitled to was reduced to 2.00 times his average calendar year salary and bonus payable in 36 monthly installments. Alternatively, Mr. Dennison could have elected to receive a lump sum payment equal to 75% of this amount. If the termination or other triggering event had occurred on December 31, 2007, Mr. Dennison would have been entitled to receive $ 628,062 in 36 monthly installments of $17,446.17 commencing six months after termination. Mr. Dennison also would have been entitled to participate in our retirement and welfare plan benefits for three years after termination or, if participation is not permitted under the terms of the relevant plan, receive cash in an amount equal to the cost of the benefit forfeited. Any amount paid or benefit conferred by ASRV pursuant to Mr. Dennison’s employment agreement or pursuant to any other plan or arrangement as a result of a change in control is subject to the limitation that ASRV will reduce the amount paid or benefit conferred so that no portion of the payment or benefit would be subject to excise tax under Section 4999 of the Code. Mr. Dennison will be permitted to select which payment or benefit to reduce in order to meet this requirement. There are no other conditions to payment, such as a non-compete agreement.
     If ASRV terminated Mr. Dennison other than for cause and prior to any change in control, Mr. Dennison would be paid his base salary and be entitled to benefits coverage for the remainder of the term of the employment agreement, but in no event for less than two years. If the termination other than for cause prior to a change in control had occurred on December 31, 2007, Mr. Dennison would have been entitled to receive approximately $628,062 in base salary payable in accordance with our normal payroll practices and continued benefits coverage for the remainder of the term of the agreement. The obligation to provide this severance benefit was conditioned upon the execution by Mr. Dennison of an Agreement and Release that obligates Mr. Dennison to cooperate with ASRV with respect to post-separation matters and releases ASRV from any liability in connection with his employment or termination of employment
     In 2008, Mr. Dennison entered into an amended employment agreement with ASRV. If there is a change in control of ASRV and if Mr. Dennison is terminated or resigns by written notice within 90 days after there is a material reduction in title, responsibility, base salary or employee benefits, his participation in any bonus plan was eliminated or reduced, or we assigned him duties inconsistent with his position, Mr. Dennison is entitled to be paid an amount equal to 2.99 times the average calendar year salary and bonus calculated using the last three calendar years, which shall be paid in a lump sum within thirty days after the date of his termination or resignation.
     In addition, upon the occurrence of such an event under the 2008 amended agreement, Mr. Dennison is entitled to a lump sum payment within 30 days of his termination or resignation in an amount equal to the excess of the aggregate retirement benefits he would have received under the terms of each retirement plan as if he continued to be employed for 3 more years, and as if he had received the greater of (i) the highest compensation amount taken into account under each plan with respect to one of the three calendar years prior to his termination or resignation, or (ii) his annualized base salary in effect at the time of his termination or resignation, less any retirement benefits Mr. Dennison actually receives under the plans. For 36 months following Mr. Dennison’s termination or resignation, he may continue to participate in any life, disability and medical insurance benefits at levels equivalent to the highest level in effect in any of the prior 3 calendar years preceding his termination or resignation. In the event that Mr. Dennison becomes ineligible to continue to participate in such programs or the receipt of these benefits exceeds a time period specified by the regulations promulgated under Section 409A of the Internal Revenue Code, Mr. Dennison will receive a lump sum payment representing the cost of these benefits to ASRV within 30 days of his termination or resignation.
     Under the 2008 amended agreement, if ASRV terminates Mr. Dennison other than for cause and prior to any change in control, Mr. Dennison is entitled to a lump sum payment 30 days after his termination date equal to the present value of the sum of his base salary in effect for the two year period prior to his termination and the present value of the cost of his health benefit plan (including coverage of his spouse and eligible dependents) for the two year period prior to his termination.
     ASRV entered into Change in Control Agreements (the “Agreements”) with Ronald W. Virag in 1994 and with Dan L. Hummel and Jeffrey A. Stopko in 2002, pursuant to which we agree to provide the executives with severance benefits upon the occurrence of certain enumerated events, which we call “triggering events”, following a change in control of ASRV. The triggering events are involuntary termination, reduction in title, responsibility, base salary or employee benefits, his participation in any bonus plan is eliminated or reduced, or we assign him duties inconsistent with his position or we otherwise breach the agreement. Each Agreement has a term of three years and is subject to an automatic one year extension on each anniversary date, unless either party gives notice to the other of an intention not to renew. Upon the occurrence of a triggering event following a change in control, Messrs. Virag, Hummel and Stopko would be entitled to receive approximately 1.0 times their combined salary and bonus, which will be determined by reference to the average of the executive’s combined salary and bonus in the preceding five years. The executives, in their discretion, may elect to receive these payments in a lump sum or on a monthly installment basis over a period of twelve months. The Agreements also entitle the executives to continue participation in the employee benefits plans of ASRV for a period of one year. In addition, the Agreements provide that options held by the executives to acquire our common stock, to the extent not currently exercisable, will become immediately exercisable upon the occurrence of a triggering event following a change in control and may be exercised by the executives at any time prior to the earlier of the expiration date of the options or 90 days after the executive’s termination. As of December 31, 2007, none of the executives had any unvested options. The obligation to provide this severance benefit is conditioned upon the execution by the executive of an agreement that releases ASRV from any liability in connection with his employment or termination of employment. If a triggering event had occurred on December 31, 2007, Messrs. Virag, Hummel and Stopko would have been entitled to receive $179,190, $163,771 and $159,459, respectively.
     The table below summarizes the payments Mr. Dennison and the other Named Executive Officers would receive if they were terminated as of, or a change in control occurred on, December 31, 2007.

				After Change in
				Control -
			Absent Change in	Involuntary
			Control -	Termination Not For
			Involuntary	Cause OR Voluntary
			Termination Not For	Termination For
		Disability (3)	Cause (1)	Good Reason (1)(3)
Allan R. Dennison	Base salary	$73,973	$600,000	$600,000
	Bonus	$0	$0	$0
	Additional service credit under pension plan		$0	$0
	Medical continuation (2)	$0	$28,062	$28,062
	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0

	Total	$73,973	$628,062	$628,062

Ronald W. Virag	Base salary	$0	$0	$140,483
	Bonus	$0	$0	$7,284
	Additional year of service credit under pension plan (4)			$17,079
	Medical continuation (2)	$0	$0	$14,344
	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0

	Total	$0	$0	$179,190

				After Change in
				Control -
			Absent Change in	Involuntary
			Control -	Termination Not For
			Involuntary	Cause OR Voluntary
			Termination Not For	Termination For
		Disability (3)	Cause (1)	Good Reason (1)(3)
Jeffrey A. Stopko	Base salary	$0	$0	$127,076
	Bonus	$0	$0	$4,485
	Additional year of service credit under pension plan (4)			$13,554
	Medical continuation (2)	$0	$0	$14,344
	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0

	Total	$0	$0	$159,459

Dan L. Hummel	Base salary	$0	$0	$110,635
	Bonus	$0	$0	$1,446
	Additional year of service credit under pension plan (4)			$37,346
	Medical continuation (2)	$0	$0	$14,344
	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0

	Total	$0	$0	$163,771

Gary M. McKeown	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0

	Total	$0	$0	$0

(1)	For base salary, bonus and medical continuation payment calculation, and time and form of such payments, see “Employment Contracts and Payments Upon Termination or Change in Control.”

(2)	Calculated as the present value of $15,000 per year. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits.

(3)	All equity awards were vested as of December 31, 2007.

(4)	In the event of a change in control, Mr. Dennison’s employment contract calls for him to receive a benefit as if he continued in our pension plan for an additional three years after his termination. Messrs. Virag, Stopko and Hummel will receive a benefit as if they continued in our pension plan for an additional year. The payments are discounted using an interest rate of 6.00% and are calculated using the 1994 Group Annuity Reserving Table as described in Revenue Ruling 2001-62.

Compensation of Directors
     The following table sets forth information concerning compensation paid or accrued by ASRV and the Bank to each member of the board of directors during the year ended December 31, 2007.

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
		Fees Earned or	Stock	Option	Incentive Plan	Deferred	All Other
		Paid in Cash	Awards	Awards	Compensation	Compensation	Compensation
Name	Total	($)	($)	($)	($)	Earnings	($)
J. Michael Adams, Jr.(1)	23,548	—	23,548	—	—	—	—
Edward J. Cernic, Sr.(1)	29,798	—	29,798	—	—	—	—
Daniel R. DeVos(2)	31,048	25,050	5,998	—	—	—	—
James C. Dewar	19,148	13,150	5,998	—	—	—	—
Bruce E. Duke, III, M.D.(1)	16,198	—	16,198	—	—	—	—
James M. Edwards, Sr.	16,648	10,650	5,998	—	—	—	—
Craig G. Ford	53,998	48,000	5,998	—	—	—	—
Kim W. Kunkle	28,548	22,550	5,998	—	—	—	—
Margaret A. O’Malley	17,848	11,850	5,998	—	—	—	—
Very Rev. Christian R. Oravec	19,298	13,300	5,998	—	—	—	—
Mark E. Pasquerilla	22,948	16,950	5,998	—	—	—	—
Howard M. Picking, III	22,998	17,000	5,998	—	—	—	—
Sara A. Sargent(1)	30,448	—	30,448	—	—	—	—
Thomas C. Slater	29,848	23,850	5,998	—	—	—	—
Robert L. Wise(1)	22,348	—	22,348	—	—	—	—

(1)	All non-employee directors receive an annual retainer of $6,000 payable in shares of our common stock. Board meeting and committee meeting attendance fees are paid in cash. However, directors Adams, Cernic, Duke, Sargent and Wise have directed ASRV to apply all board fees that would otherwise be received in cash to the purchase of shares of our common stock.

(2)	Director DeVos has elected to defer all board fees that would otherwise be received in cash.
     Executive officers who are directors or members of committees of the board of directors or any of our subsidiaries receive no compensation for serving in such positions. In 2007, each non-employee director received a retainer of $6,000 payable in shares of our common stock. In 2007, all ASRV and Bank board meetings were held jointly but with separate agendas and minutes. Directors were paid a fee of $450 for their attendance at each joint ASRV and Bank board meeting. Directors were paid a fee of $400 for their attendance at certain committee meetings of the ASRV board of directors. However, directors frequently were not compensated for specially-called committee meetings, telephonic meetings or committee meetings convened for a limited purpose, such as the audit committee’s review of quarterly earnings releases. Beginning in April of 2004, Mr. Craig Ford assumed the position of non-executive Chairman of ASRV and he receives a monthly retainer of $4,000 for his services in that capacity. Certain non-employee directors of ASRV also are directors of the Bank and directors of AmeriServ Trust and Financial Services Company (the “Trust Company”). Directors serving on the board of directors of the Trust Company were compensated for their services by the payment of a fee of $450 for each board of directors meeting attended. A fee of $400 was paid for certain Bank and certain Trust Company committee meetings attended, but directors frequently were not compensated for specially-called committee meetings, telephonic meetings or committee meetings convened for a limited purpose.
AUDIT COMMITTEE REPORT
     The audit committee has reviewed the audited financial statements of ASRV for the fiscal year ended December 31, 2007, and discussed them with management and our independent accountants, S. R. Snodgrass, AC (“Snodgrass”). The audit committee also has discussed with the independent accountants the matters required to be discussed by the U.S. Statement of Auditing Standards No. 61.
     The audit committee has received from the independent accountants the written disclosures and letter required by the U.S. Independence Standards Board Standard No. 1 as adopted by the Public Company Accounting Oversight Board in Rule 3600T and the audit committee has discussed the accountants’ independence from ASRV and management with the accountants. Furthermore, the audit committee has considered whether the fees paid by ASRV to Snodgrass and described below are compatible with maintaining Snodgrass’ independence from ASRV. Based on the review and discussions described above, the audit committee recommended to the board of directors that ASRV’s audited financial statements for the fiscal year ended December 31, 2007, be included in ASRV’s Annual Report for that fiscal year.
James C. Dewar (Chair)
Margaret A. O’Malley (Vice Chair)
J. Michael Adams, Jr.
Daniel R. DeVos
Bruce E. Duke, III, M.D.
Craig G. Ford
Very Rev, Christian R. Oravec
Howard M. Picking, III
Sara A. Sargent
Robert L. Wise

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Snodgrass has audited our consolidated financial statements for the calendar year ended December 31, 2007, and the report on such consolidated financial statements appears in the Annual Report to Shareholders.
     Representatives of Snodgrass are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
     On May 17, 2006, the Audit Committee of the board of directors of ASRV approved the dismissal of Deloitte & Touche LLP (“Deloitte”) as our principal accountants and appointed Snodgrass as our principal accountants. The Audit Committee approved the change primarily as a result of the financial industry experience of the Snodgrass firm as well as the individuals involved on this engagement, the accessibility and responsiveness of the firm as well as cost.
     During the year ended December 31, 2005 and the subsequent period through the date of this report, there were (1) no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of such disagreements in connection with Deloitte’s report on our financial statements for the year ended December 31, 2005, or (2) no “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K) has been disclosed in connection with Deloitte’s report on our financial statements for the year ended December 31, 2005. Further, the audit reports of Deloitte on the consolidated financial statements of ASRV as of and for the year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.
     The audit report of Deloitte on the consolidated financial statements of ASRV as of and for the year ended December 31, 2005 and on the effectiveness of our internal control over financial reporting as of December 31, 2005 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.
     We requested Deloitte to furnish a letter, addressed to the Securities and Exchange Commission, stating whether it agreed with the above statements. A copy of that letter was filed with the Securities and Exchange Commission on May 31, 2006 (File No. 000-11204), in which Deloitte stated that it agreed with the above statements.
     During the fiscal year ended December 31, 2005, and prior to engagement of Snodgrass, we did not consult with Snodgrass regarding (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements, or (2) any other matters except for work associated with compliance with Sarbanes-Oxley Section 404.

Fees of Independent Auditors
     The following table sets forth the aggregate fees billed to us by Deloitte and Snodgrass for the fiscal years ended December 31, 2006, and December 31, 2007.

December 31, 2006	Snodgrass	Deloitte
Audit Fees	$176,274	$203,151
Audit-Related Fees	$53,591	$74,415
Tax Fees	$0	$52,000
All Other Fees	$6,546	$0
     In 2006, the line item above entitled “Audit Fees” included $144,274 in core audit fees and $32,000 in expenses associated with Sarbanes-Oxley Act compliance, which were paid to Snodgrass. The line item above entitled “Audit-Related Fees” included amounts paid to Snodgrass for expenses of $42,341 primarily associated with the SAS 70 Report issued by AmeriServ Trust & Financial Services Company as well as $11,250 in fees and expenses related to the audit of the 401(k) profit sharing plan.

December 31, 2007	Snodgrass	Deloitte
Audit Fees	$192,975	$20,300
Audit-Related Fees	$54,678	$0
Tax Fees	$24,000	$0
All Other Fees	$0	$0
     In 2007, the line item above entitled “Audit Fees” included $162,087 in core audit fees and $30,888 in expenses associated with the Sarbanes-Oxley Act , which were paid to Snodgrass. The line item above entitled “Audit Related Fees” included expenses of $43,433 primarily associated with the SAS 70 Report issued by AmeriServ Trust & Financial Services Company as well as $11,245 in expenses and fees related to the audit of the 401(K) profit sharing plan. The amount shown as having been paid to Deloitte is for professional services provided in conjunction with the issuance of Deloitte’s consent and auditors report for the December 31, 2005 financial statement.
     Tax fees included tax compliance services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of federal, state and local income tax return assistance and assistance with tax audits and appeals.

     The audit committee may, from time to time, grant pre-approval to those permissible non-audit services classified as “all other fees” that it believes are routine and recurring services, and would not impair the independence of the auditor. The audit committee has not currently pre-approved any such services.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors
     The audit committee pre-approves all audit and legally permissible non-audit services provided by the independent auditors in accordance with the pre-approval policies and procedures adopted by the audit committee at its October 18, 2007 meeting. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approved services include pre-approval of non-prohibited services for a limited dollar amount. A list of the SEC’s prohibited non-audit services is attached to the pre-approval policy. The SEC’s rule and relevant guidance will be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.
     The pre-approval fee levels for all services to be provided by Snodgrass are established annually by the audit committee. Any proposed services exceeding these levels will require specific pre-approval by the audit committee. The approved pre-approval fee level for audit services for fiscal year 2007 was $10,000.
     The audit committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the audit committee at the next scheduled meeting. All services performed by Snodgrass in 2007 were pre-approved in accordance with the pre-approval policy.
Corporate Governance Documents
     A copy of our Code of Ethics and Legal Code of Conduct, our Code of Ethics for the Chief Executive Officer and Senior Financial Officers and the charters of our audit committee, nominating committee, and management compensation committee are available on our website under Investor Relations at www.ameriservfinancial.com and any shareholder may obtain a printed copy of these documents by writing to Investor Relations, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430, by e-mail at info@ameriservfinancial.com or by calling Investor Relations at (814) 533-5310.
FINANCIAL INFORMATION
     Requests for printed financial material (including our annual reports, Forms 10-K, 10-Q and Call Reports) should be directed to Jeffrey A. Stopko, Senior Vice President and Chief Financial Officer, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430, telephone (814) 533-5310.

DIRECTOR INDEPENDENCE AND TRANSACTIONS WITH RELATED PARTIES
Director Independence
     The board of directors of ASRV undertakes a formal review of director independence semi-annually. This process consists of an oral question and answer session at a board meeting at which all directors hear the responses of each director and have an opportunity to evaluate the facts presented. As part of this question and answer session, each director is asked to confirm that there are no facts or circumstances with respect to the director that would be in conflict with the NASDAQ listing standards regarding independence or that would otherwise compromise the director’s independence. This independence review is further supplemented by an annual questionnaire that directors are required to complete that contains a number of questions designed to ascertain the facts necessary to determine independence, as well as facts regarding any related party transactions. Based upon these reviews, the board of directors has determined that all directors are independent, other than Mr. Dennison, the current President and Chief Executive Officer. In making this determination, the board considered a number of specific relationships between directors and ASRV as follows:
•	Director Sargent operates an employment service that periodically provides ASRV with temporary employees. The board determined that the amount of fees paid by the company to the Sargent Group was not material to the company or the Sargent Group.

•	Director Pasquerilla owns the Holiday Inn Downtown, in Johnstown, Pennsylvania. ASRV periodically holds off-site meetings at the Holiday Inn, including the annual meeting. In addition, the Holiday Inn provides catering services to ASRV from time to time. The board determined that the amount paid by the company to the Holiday Inn was not material to the company or the Holiday Inn.

•	Director Kunkle is the owner of Laurel Holdings, Inc. Among other things, Laurel operates a company that provides janitorial services to ASRV. In 2007, ASRV paid Laurel the sum of approximately $280,000 for these services. The amount paid represents less than five percent of Laurel’s consolidated revenues. Accordingly, the board concluded that the existence of this relationship did not impair Mr. Kunkle’s independence.
Transactions With Related Parties
     Certain directors, nominees, and executive officers or their associates were customers of and had transactions with ASRV or its subsidiaries during 2007. Transactions that involved loans or commitments by the Bank were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. All transactions, products or services provided to the directors, nominees, executive officers, or their associates by ASRV or its subsidiaries are on substantially the same terms and conditions that those directors, nominees, executive officer, or their associates could receive elsewhere.
Review, Approval or Ratification of Transactions with Related Persons
     Our audit committee charter requires that the audit committee approve all related party transactions other than routine deposit relationships and loans that otherwise comply with federal regulations. ASRV also reviews the independence of directors semi-annually. During this process, related party transactions are disclosed to all board members.
OTHER MATTERS
     The board of directors knows of no other matters to be presented at the annual meeting. If, however, any other business should properly come before the annual meeting, or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.
SHAREHOLDER COMMUNICATIONS
     Shareholders and other interested parties who desire to communicate directly with our independent, non-management directors should submit communications in writing addressed to Audit Committee Chair, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430.
     Shareholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our audit committee in writing addressed to Audit Committee Chair, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430.
SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
     Any shareholder desiring to present a proposal to be considered at the 2009 annual meeting of shareholders should submit the proposal in writing to: Chairman, AmeriServ Financial, Inc., Executive Offices, P.O. Box 430, Johnstown, Pennsylvania 15907-0430 no later than November 17, 2008.

By Order of the Board of Directors

Sharon M. Callihan Corporate Secretary
March 17, 2008

PROXY
AMERISERV FINANCIAL, INC.
ANNUAL MEETING OF SHAREHOLDERS
The undersigned shareholder(s) of AMERISERV FINANCIAL, INC., Johnstown, Pennsylvania do(es) hereby appoint Denver Wharton and Barry Gilchrist, or either one of them my (our) attorney(s) with full power of substitution, for me (us) and in my (our) name(s), to vote all the common stock of said Corporation standing in my (our) name(s) on its books on March 3, 2008, at the annual meeting of its Shareholders to be held at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, PA 15901-2996, on Tuesday, April 22, 2008, at 1:30 p.m., or any adjournment(s) thereof, as follows on the reverse side.
This will ratify and confirm all that said attorney(s) may do or cause to be done by virtue hereof. Said attorney(s) is (are) authorized to exercise all the power that I (we) would possess if present personally at said meeting or any adjournment(s) thereof. I (we) hereby revoke all proxies by me (us) heretofore given for any meeting of Shareholders of said Corporation.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
Your vote is important. Please vote immediately.
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY TELEPHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMERISERV FINANCIAL, INC., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY, 11717
If you vote over the Internet or by telephone, please do not mail your card.
AMERISERV FINANCIAL, INC.
     IN ABSENCE OF A CONTRARY DIRECTION, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED IN FAVOR OF ITEM 1.
1.	Election of Class I Directors for Terms Expiring 2011

Nominees:	(01) Allan R. Dennison.
(02) James M. Edwards, Sr.
(03) Very Rev. Christian R. Oravec
(04) Howard M. Picking, III
(05) Sara A. Sargent
(06) Robert L. Wise

For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.
☐	☐	☐

     2. In their discretion, vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO EXERCISE.
Receipt is acknowledged of the Notice and Proxy Statement for said meeting, each dated March 17, 2008.
Please sign and return your proxy card promptly in the enclosed addressed envelope.
Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, etc., you should indicate your full title. If stock is in joint name(s), each joint owner should sign.
For address change, pleas check this box and write them on the back where indicated           ☐

Please indicate if you plan to attend this meeting	☐ Yes	☐ No

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